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                                                                       EXHIBIT 5

                  Blue Truck Acquisition, LLC
             c/o KPS Special Situations Fund, L.P.
                  200 Park Avenue, 58/th/ Floor
                       New York, NY 10166

                                                                   July 20, 2000


CFE, Inc.
800 Connecticut Avenue, Two North
Norwalk, CT  06854

Attention: Martin S. Greenberg

                             Re: Tag Along Rights
                             --------------------

Ladies and Gentlemen:


          In connection with the purchase by Blue Truck Acquisition, LLC ("Blue Truck") and CFE, Inc. ("CFE") of $25,000,000 and $2,000,000, respectively, worth of Series A Participating Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), to be issued by United Road Services, Inc. (the "Company") pursuant to the certificate of powers, designations, preferences and rights of the Series A Preferred Stock (the "Certificate of Designations") filed by the Company with the Secretary of State of the State of Delaware, Blue Truck is pleased to provide you with this letter confirming certain arrangements between Blue Truck and CFE regarding "Tag Along" rights being provided by Blue Truck to CFE as more fully described below.

          Reference is made hereby to that certain Investors' Agreement, dated as of the date hereof, by and between the Company and Blue Truck (the "Investors' Agreement").

          Blue Truck agrees that if it or any of its Permitted Transferees (as defined in the Investors' Agreement), acting individually or in concert (the "Selling Parties") directly or indirectly proposes to sell, transfer or otherwise dispose of shares of the Series A Preferred Stock or the Company's common stock received upon conversion of the Series A Preferred Stock (the "Common Stock") (other than a sale or transfer made (i) pursuant to and in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended, or (ii) to a Permitted Transferee pursuant to Section 3 of the Investors' Agreement; provided, that, such Permitted Transferee shall have first
                      --------  ----
agreed to abide by the terms of this letter with respect to all of the shares of Series A Preferred Stock or Common Stock to be acquired by it pursuant to a writing in form and substance reasonably acceptable to CFE) (each a "Sale"), then the Selling Parties shall refrain from effecting such Sale unless, prior to the consummation thereof, CFE shall have been afforded the opportunity to join in such Sale as hereinafter provided.
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          Prior to the consummation of any such Sale, the Selling Parties shall cause the Person (as defined in the Investors' Agreement) or group that proposes to acquire such shares (the "Proposed Purchaser"), to offer in writing (the "Purchase Offer") to CFE to purchase shares of Series A Preferred Stock or Common Stock, as applicable, owned by CFE, such that the number of shares of Series A Preferred Stock or Common Stock, as applicable, so offered to be purchased from CFE shall be equal to the product obtained by multiplying the aggregate number of shares of Series A Preferred Stock or Common Stock, as applicable, proposed to be purchased by the Proposed Purchaser by a fraction, the numerator of which is the Number of Convertible Equivalent Shares (as such term is defined in the Certificate of Designations) then held by CFE and the denominator of which is the aggregate Number of Convertible Equivalent Shares then held by CFE and Blue Truck and its Permitted Transferees. If the Purchase Offer is accepted by CFE, then the number of shares of Series A Preferred Stock or Common Stock, as applicable, to be sold to the Proposed Purchaser by the Selling Parties shall be reduced by the aggregate number of shares of Series A Preferred Stock or Common Stock, as applicable, to be purchased by the Proposed Purchaser from CFE pursuant hereto.

          Such purchase from CFE shall be made at the highest price per share and otherwise on the same terms and conditions as the Proposed Purchaser shall have offered to purchase the shares of Series A Preferred Stock or Common Stock, as applicable, to be sold by the Selling Parties. The Purchase Offer shall set forth such price and such other terms and conditions in reasonable detail and identify the Proposed Purchaser and any Person that controls the Proposed Purchaser. CFE shall have 15 calendar days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and such acceptance shall be binding and irrevocable. The closing of such purchase shall occur not earlier than 15 days and not later than 30 days after such acceptance; provided, however, that such 30 calendar day period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to comply with any filing requirements under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or to obtain any necessary consents.

          If CFE is in agreement with the foregoing, please indicate by signing below.

                                           Yours very truly,


                                           BLUE TRUCK ACQUISITION, LLC


The foregoing is agreed to as              By: /s/ Michael Psaros
of the date first written above:              -------------------------
                                             Name: Michael Psaros
                                                  ---------------------
                                             Title: President
                                                   --------------------

CFE, INC

By: /s/ Charles H. Fenton III
   ---------------------------------
   Name: Charles H.Fenton III
        ----------------------------
   Title: Duly Authorized Signatory
         ---------------------------